Exhibit 10.25
PORTIONS OF THIS EXHIBIT MARKED BY ***
HAVE BEEN OMITTED PURSUANT TO A REQUEST
FOR CONFIDENTIAL TREATMENT FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE COMMISSION
PULPWOOD SUPPLY AGREEMENT
BY AND BETWEEN
TIN INC., as Purchaser
AND
CPT LOGCO, LLC, as Seller

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INDEX

SCHEDULES
Schedule 1	Specifications
Schedule 2	2008 Annual Plan
Schedule 3	2008 Forecast Plan (for years 2009-2011)
Schedule 4	Allocation of Annual Harvest Volume
Schedule 5	Freight Adjustment
Schedule 6	Initial Price and Base Price
Schedule 7	Pricing Example
Schedule 8	Distinctive Sites
Schedule 9	Biomass Harvest Locations

EXHIBITS
Exhibit A	Description of Property
Exhibit B	Form of Support Agreement

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PULPWOOD SUPPLY AGREEMENT
     THIS PULPWOOD SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of this 31st day of October, 2007 (the “Effective Date”) by and between TIN INC., a Delaware corporation (“Purchaser”), and CPT LOGCO, LLC, a Delaware limited liability company (“Seller”).
RECITALS
A.	Purchaser and Landowner entered into that certain Purchase Agreement dated August 3, 2007, as amended by that certain Amended and Restated Purchase Agreement dated October 31, 2007 (as amended, the “Purchase Agreement”), pursuant to which Purchaser sold and Crown Pine Timber 1, L.P., a Delaware limited partnership, Crown Pine Timber 2, L.P., a Delaware limited partnership, Crown Pine Timber 3, L.P., a Delaware limited partnership, and Crown Pine Timber 4, L.P., a Delaware limited partnership (collectively, “Landowner”), acquired approximately 1,469,507 acres of real property located in Anderson, Angelina, Cherokee, Houston, Jefferson, Liberty, Nacogdoches, Orange, Panola, Rusk, San Jacinto, Shelby, Trinity, Newton, Sabine, San Augustine, Hardin, Jasper, Polk and Tyler Counties, Texas; and Allen, Beauregard, Calcasieu, Jefferson Davis, Rapides, Sabine and Vernon Parishes, Louisiana, being more particularly described in Exhibit A attached hereto (the “Property”); and

B.	Purchaser and Crown Pine Parent, L.P., a Delaware limited partnership, of which each entity constituting Landowner is a wholly owned subsidiary, are simultaneously entering into a Pulpwood Support Agreement substantially in the form attached hereto as Exhibit B (the “Support Agreement”), pursuant to which Landowner is providing certain assurances and agreements to Purchaser with respect to the availability of the cutting rights contemplated and required by this Agreement; and

C.	Purchaser desires to buy and receive, and Seller desires to sell, deliver and provide Product (as defined herein) from the Property; and

D.	Purchaser and Seller desire to purchase and sell Product pursuant to the terms of this Agreement at the fair market price;
     IN CONSIDERATION of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. As used herein, the following terms will have the meanings ascribed thereto:
     “AAA” means the American Arbitration Association.

     “Acts of God” means events which are caused solely by the effects of nature or natural causes, without interference by any person, consisting of insect infestations, floods, earthquakes, tornados, hurricanes, fires, lightening and extraordinary amounts of rain that materially and adversely impact the ability to harvest timber.
     “Affiliate” means, with respect to any Person, another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the first Person.
     “Agreement” shall have the meaning provided in the first paragraph of this Agreement.
     “Annual Harvest Option Volume” means *** of the excess of the Annual Harvest Volume over the Obligation Floor.
     “Annual Harvest Volume” means the volume of Product that Seller plans to harvest during a Harvest Year as set forth in the Annual Plan for such Harvest Year.
     “Annual Juvenile Wood Percentage” means the proportion (expressed as a percentage) that the volume of Juvenile Wood that Seller plans to harvest during a Harvest Year bears to the Annual Harvest Volume for such Harvest Year, which proportion shall in no case exceed ***.
     “Annual Minimum Volume” means the volume of Product that Seller is obligated to make available for harvest from the Property during a Harvest Year. The Annual Minimum Volume for each Harvest Year is set forth on Schedule 4 attached hereto.
     “Annual Plan” means a written annual harvest plan prepared by Seller pursuant to Section 2.2 hereof detailing (i) the planned Annual Harvest Volume (by tract), (ii) tract locations for the Product during a Harvest Year, and (iii) the volume of Juvenile Wood included within the Annual Harvest Volume. An Annual Plan shall include stand data (including age of each stand) and a map of each tract to be harvested during such Harvest Year; provided, however, Seller may substitute tracts from the Property without notice to or consent of Purchaser so long as such substitution does not result in increased cost or inconvenience to Purchaser.
     “Base Price” means the price for Product equal to the third (3rd) quarter price for the Primary Delivery Zone set forth in *** as the average price for delivered pine pulpwood, ***.
     “Biomass” means standing trees (excluding Pulpwood and other merchantable timber) and/or vegetation that can be commercially preharvested, or standing and down woody material and debris existing after a harvesting operation.
     “Biomass Offer” has the meaning set forth in Section 2.5 hereof.
     “Carbon Rights” means any carbon sequestration credits or offsets, renewable energy credits or similar method of attribution of a value, right or privilege for carbon sequestration that may be used to satisfy limits on carbon dioxide emissions or to reduce taxes, assessments or penalties on carbon dioxide emissions.

     “Carryover Volume” has the meaning provided in Section 5.1(c) hereof.
     “Certificate of Insurance” means a written certification with respect to each party’s insurance policies required hereunder by or on behalf of the insurance company or companies issuing the insured party’s insurance policies stating, (i) the name of the insurance company or companies issuing the insurance policy, (ii) the deductible amount, (iii) types of coverage, (iv) the premium amount, (v) the expiration date, (vi) the policy limit or face amount, (vii) waiver of subrogation, (viii) that the other party may rely on such certificate, and (ix) that such insurance policy shall not be cancelled, amended or non-renewed without providing the other party with at least thirty (30) days’ prior written notice.
     “Change Event” means (i) a closing of the Mill or an operating line within the Mill, (ii) the sale of the Mill, or (iii) a material decrease in Purchaser’s requirements for Product as a result of a change in a manufacturing process.
     “Conservation Block” means the conservation areas containing approximately *** acres described on Exhibit A.
     “Delivery Plan” has the meaning set forth in Section 5.1(a) hereof.
     “Delivery Point” means the Mill or such other location at which the Product is delivered by Seller, as shall be designated in the Delivery Plan described in Section 5.1(a), or by Purchaser in Purchaser’s sole discretion from time to time.
     “Distinctive Site” means any site described on Schedule 8 attached hereto.
     “Effective Date” shall have the meaning provided in the first paragraph of this Agreement.
     “Environmental Laws” means any United States federal, state or local laws and the regulations promulgated thereunder, relating to pollution or protection of the environment or to threatened or endangered species, including laws relating to wetlands protection, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, disseminations, releases or threatened releases of hazardous or toxic substances or petroleum (and its fractions) into the environment (including, without limitation, ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous or toxic substances or petroleum (and its fractions), including, without limitation, the following laws and regulations promulgated thereunder as amended from time to time: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (vii) the Endangered Species Act, 16 U.S.C. §1531 et seq.; and (viii) all laws of the states in which the Property is located that are based on, or substantially similar to, the federal statutes listed in parts (i) through (vii) of this paragraph.
     “Final Quarterly Price” means a price for Product, determined as of the end of any calendar quarter during the term, as follows:
(i) if Purchaser purchased greater than *** of all of its product delivered to the Mill from parties other than Seller during such calendar quarter (excluding the purchase of Substitute Products, woodyard transactions, internal transactions, timber deeds and supply agreements having a term in excess of ***), then the Final Quarterly Price for such calendar quarter shall be equal to the weighted average price for all such deliveries by other parties; or
(ii) if Purchaser purchased *** or less of all of its Products from such other parties described in subparagraph (i) of this definition during such calendar quarter, the Final Quarterly Price for such calendar quarter shall equal the applicable *** average price for delivered pine pulpwood for such calendar quarter, ***.
For both (i) and (ii) above, such weighted average shall exclude all deliveries to the Mill from yard systems and all transactions: (x) with Seller pursuant to this Agreement, (y) non-market-based or fixed price supply agreements, and (z) supply agreements in excess of one (1) year containing price based on a mill weighted average cost, index, or other such indicators.
     “Force Majeure” means any cause, condition or event beyond the reasonable control of a party, which the party in question, despite the use of good faith and commercially reasonable efforts, is unable to overcome, that delays or prevents such party’s performance of its obligations hereunder, consisting solely of war, war-like operations, invasions, rebellion, acts of terrorism, military or usurped power, sabotage, acts of government, acts of public enemy, riots, fires, explosions, Acts of God, labor strikes, disputes or lockouts by employees, general suspension of payments by banks in the United States, and an involuntary ceasing of operations at the Mill for a minimum of thirty (30) consecutive days. Force Majeure shall not include, (i) a party’s financial inability to perform, (ii) non-violent, civil demonstrations, (iii) an act or omission arising from the willful misconduct of the party claiming that a Force Majeure event has occurred, or (iv) any rainfall which does not constitute an Act of God.
     “Forecast Plan” means a written harvest plan prepared by Seller pursuant to Section 2.2 detailing the forecasted Annual Harvest Volume during the two (2) Harvest Years immediately following the Harvest Year in the Annual Plan delivered to Purchaser pursuant to Section 2.2, and, for tracts to be harvested during the first Harvest Year set forth in any Forecast Plan, designation of the geographic locations from which the Product will be harvested.
     “Freight Adjustment” means an increase or decrease in the applicable Quarterly Price or Final Quarterly Price for Product delivered pursuant to this Agreement in accordance with the formula set forth on Schedule 5; provided that the parties shall agree upon any adjustments to the Freight Adjustment every *** year after the year of the Effective Date.

     “Harvest Year” means a calendar year beginning on January 1 and ending on December 31. The first full “Harvest Year” of this Agreement shall begin on January 1, 2008 and end on December 31, 2008. The periods from the Effective Date to December 31, 2007 and from January 1 in the final calendar year of the Term to the date the Term expires shall be deemed partial “Harvest Years.”
     “Initial Option Period” has the meaning set forth in Section 6.2 hereof.
     “Juvenile Wood” means Product which is less than *** years in age.
     “Liens” means any and all liens, charges, mortgages, deeds to secure debt, pledges, security interests, options of record, adverse claims or other encumbrances of a liquidated amount or which are otherwise statutorily enforceable, other than liens for ad valorem taxes not yet due and payable.
     “Master Stumpage Agreement” means, collectively, those certain Master Pulpwood Stumpage Agreements dated October 31, 2007, by and between Seller and each entity constituting Landowner, with respect to the Property.
     “Mill” means the Orange Linerboard Mill located in Orange, Texas and any other mill that Purchaser leases or in which Purchaser has an ownership interest exceeding forty-nine percent (49%) in the States of Texas or Louisiana during the Term of this Agreement.
     “Obligated Volume” means the minimum volume of Product from the Property, determined by Purchaser in accordance with Section 2.3, that Seller is required to deliver to Purchaser and Purchaser is required to purchase during a Harvest Year in accordance with the terms of this Agreement.
     “Obligation Floor” means, for any given Harvest Year, the smallest permissible Obligated Volume, being *** tons of Product.
     “Option” has the meaning set forth in Section 6.2 hereof.
     “Panel” has the meaning set forth in Section 9.6(a) hereof.
     “Panel Chairman” has the meaning set forth in Section 9.6(a) hereof.
     “Person” means any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other entity.
     “Price Dispute” has the meaning set forth in Section 9.6(b) hereof.

     “Primary Delivery Zone” with respect to any Delivery Point means all those tracts of Property located not more than *** road miles from such Delivery Point.
     “Product” means the Pulpwood harvested from the Property meeting the applicable Specifications.
     “Property” shall have the meaning provided in Recital A of this Agreement.
     “Pulpwood” means pine roundwood, including topwood, customarily intended according to industry standards to be chipped, shredded, flaked, ground or otherwise converted to make pulp, paper, or composite panel products, now or hereafter standing and growing on the Property.
     “Purchaser” shall have the meaning provided in the first paragraph of this Agreement.
     “Purchaser Event of Default” has the meaning set forth in Section 9.1 hereof.
     “Purchaser Indemnitee” has the meaning set forth in Section 10.2 hereof.
     “Quarterly Delivery Variance” has the meaning set forth in Section 5.1(b) hereof.
     “Quarterly Price” means, for any calendar quarter after 2007, the Final Quarterly Price for the immediately preceding calendar quarter adjusted by the average *** Adjustment Factor applicable to the calendar quarter in question for the immediately preceding *** years.
     “Renewal Period” has the meaning set forth in Section 6.2 hereof.
     “Residual Biomass” means Biomass associated with stands harvested from the Property by Seller in connection with the performance of its obligations under this Agreement.
     “SFI Standards” means standards for harvesting activities meeting the minimum requirements for compliance with the standards of the Sustainable Forestry Initiative, 2005-2009, of the American Forest and Paper Association and any successor thereto, as those standards may be modified from time to time by the American Forest and Paper Association and any successor thereto.
     “Secondary Delivery Zone” with respect to any Delivery Point means all those tracts of Property located more than *** road miles from such Delivery Point.
     “Seller” shall have the meaning provided in the first paragraph of this Agreement.
     “Seller Event of Default” has the meaning set forth in Section 9.2 hereof.
     “Seller Indemnitee” has the meaning set forth in Section 10.1 hereof.
     “Specifications” means the technical specifications for Product delivered to Purchaser in accordance with this Agreement, as they exist from time to time pursuant to the terms of Section

3.1. The Specifications as of the Effective Date are more particularly set out in Schedule 1 hereto.
     “Substitute Products” shall have the meaning provided in Section 5.1(e).
     “Term” shall have the meaning provided in Section 6.1.
     “Termination Date” means the effective date of termination of this Agreement in accordance with its terms by Purchaser or Seller at any time other than the expiration of the Term.
     ***
     “*** Adjustment Factor” means, for any calendar quarter, the percentage change in pricing for the product type in question in the relevant geographic region between the end of the immediately preceding calendar quarter and the end of the applicable calendar quarter, as such prices are reported by ***.
     “Transfer” means any direct or indirect transfer, sale, assignment, pledge, hypothecation or other disposition of ownership or control of the Property.
     “Uncommitted Volume” means any Product that Seller elects to harvest from the Property during a Harvest Year in excess of the Annual Harvest Volume set forth in the Annual Plan for such Harvest Year.
ARTICLE II
HARVEST VOLUMES
     Section 2.1 Obligation to Purchase and Sell. In accordance with the terms hereof, during the Term Purchaser covenants and agrees to purchase and receive from Seller and Seller covenants and agrees to sell, deliver and provide to Purchaser, in each Harvest Year, the Obligated Volume at the Delivery Point(s) specified by Purchaser.
     Section 2.2 Annual Plan and Forecast Plan. On or before September 30 of each year during the Term, Seller shall deliver to Purchaser an Annual Plan for the immediately following Harvest Year and a Forecast Plan. The aggregate Annual Harvest Volume of Product set forth in an Annual Plan shall in no event be less than the Annual Minimum Volume for the same Harvest Year. The annual volume set forth in an Annual Plan (i) shall not vary by more than *** from the forecast volume for such Harvest Year as set forth in the previous year’s Forecast Plan, and (ii) shall not vary by more than *** from the forecast volume for such Harvest Year as set forth in the Forecast Plan delivered to Purchaser two years earlier. The Annual Plan for Harvest Year 2008 and Forecast Plan for Harvest Years 2009 and 2010 are attached hereto as Schedule 2 and Schedule 3, respectively.
     Section 2.3 Obligated Volume. On or before November 1 of each year during the Term, Purchaser shall notify Seller in writing of the Obligated Volume which Purchaser elects to purchase and receive from Seller during the upcoming Harvest Year and Seller agrees to deliver such Obligated Volume in accordance with the terms of this Agreement. The Obligated Volume shall equal the sum of (i) the Obligation Floor plus (ii) such portion of the Annual Harvest Option Volume that Purchaser elects to purchase during the upcoming Harvest Year. The Obligated Volume for Harvest Year 2007 shall be *** tons, and the Obligated Volume for Harvest Year 2008 shall be agreed upon by the parties on or before November 15, 2007.
     Section 2.4 Uncommitted Volume and Quarterly Meetings. Purchaser and Seller shall meet quarterly each Harvest Year, on or before March 1, June 1, September 1 and December 1, to discuss the then-current Obligated Volume and any Uncommitted Volume. Purchaser shall have the right to purchase at the applicable Quarterly Price any portion, not to exceed ***, of the Uncommitted Volume. Seller shall make all of the Uncommitted Volume contained within the Primary Delivery Zone available to fulfill any such portion purchased by Purchaser, and shall deliver such portion in accordance with a delivery schedule that the parties shall mutually agree upon at the time of Purchaser’s election. Seller shall not have the right to count any purchased Uncommitted Volume towards the Obligated Volume. Purchaser and Seller shall compute the Final Quarterly Price for such purchased Uncommitted Volume pursuant to, and shall remit any excess in accordance with, Section 4.2.
     Section 2.5 Biomass. Purchaser shall have the right to offer, on or before November 1 of each calendar year during the Term, to purchase, collect and retain any Residual Biomass by notifying Seller in writing of the volume of Residual Biomass that Purchaser offers to purchase, collect and retain, which notice shall include the price Purchaser will pay for such Biomass and, with reasonable specificity, the location of such Biomass (a “Biomass Offer”). Seller shall have thirty (30) days to accept or reject such Biomass Offer by written notice delivered to Purchaser. If Seller fails to deliver such written notice within the thirty (30) day period, Seller shall be deemed to have rejected the Biomass Offer. Seller shall have the right to sell such Residual Biomass to any third party only upon the actual or deemed rejection of such Biomass Offer and under no other circumstances. If Seller accepts a Biomass Offer, Purchaser and Seller shall enter into a usual and customary agreement with respect to Purchaser’s entrance upon the Property and Purchaser’s collection of Biomass from the Property. Notwithstanding anything in this Section 2.5 to the contrary, “Residual Biomass” shall exclude any Biomass that Seller is obligated to sell to a third party under a contract with a term of at least one (1) year. Purchaser shall purchase, collect and retain *** tons of Residual Biomass during Harvest Year 2007 and *** tons of Residual Biomass in Harvest Year 2008 from the harvest locations as set forth in Schedule 9.
     Section 2.6 Post-Harvest Carbon Rights. Prior to the severance of the Product from the Property, Seller shall have exclusive Carbon Rights in the Property and in all standing, harvested or fallen trees or other vegetation on the Property. To the extent Carbon Rights associated with severed wood products can be transferred under any existing or future, mandatory or voluntary, carbon dioxide allocation, trading, taxation or other emissions limitation regime, the sale of Product under this Agreement shall include as part of such sale any and all Carbon Rights associated with the Product. Purchaser shall have no claim or right to any Carbon Rights associated with the Property (whether fee or leasehold interest), or, prior to the severance of Product from the Property, with standing, harvested or fallen trees or other vegetation on the Property, but Seller shall not separate any transferable Carbon Rights from Product sold to Purchaser prior to sale.

ARTICLE III
PRODUCT SPECIFICATIONS
     Section 3.1 Product Specifications. Any and all Product delivered shall meet the Specifications. Purchaser may modify, amend, add to, alter, revise or change the Specifications at any time during the Term by giving Seller not less than thirty (30) days advance written notice of any modification, amendment, addition, alteration, revision or change to the Specifications, provided that any such modification, amendment, addition, alteration, revision or change to the Specifications does not materially and adversely impact Seller’s ability to comply with its obligations hereunder; provided further that any such modification, amendment, addition, alteration, revision or change to the Specifications shall be applicable to all suppliers of the Mill, and provided further that Purchaser shall not modify the Specifications to set higher standards for Seller than for any other suppliers of comparable product to the applicable Delivery Points.
     Section 3.2 Rejected Product. Purchaser has the right to reject any or all Product not meeting the Specifications applicable at the time of delivery; provided, however, at Seller’s request, Purchaser shall (i) provide Seller with a written or photographic explanation for the basis of any such rejection, and (ii) afford Seller the opportunity to inspect, within a reasonable period of time, any such rejected Product. Product rejected for failure to meet Specifications shall not be included in calculating whether Seller met its required Obligated Volume. EXCEPT FOR THE SPECIFICATIONS SET FORTH IN THIS AGREEMENT, SELLER DISCLAIMS ALL WARRANTIES OF ANY KIND INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. In the event Purchaser rejects any or all Product not meeting the Specifications, Purchaser, at Seller’s sole cost, risk and expense, may reload, or cause to be reloaded, the rejected Product onto Seller’s vehicles or any other vehicles delivering Product to Purchaser. Seller shall remove and dispose of any rejected Product at Seller’s sole cost, risk and expense. Notwithstanding the foregoing, Purchaser shall have the option, at its sole election, to purchase any of such rejected Product following any requested written or photographic explanation and inspection process as described above, at a price mutually agreed to by Seller and Purchaser, in which event such Product shall not be included in calculating whether Seller met its required Obligated Volume.
ARTICLE IV
PRICE SCHEDULE
     Section 4.1 Base Price. The Base Price as of the Effective Date of this Agreement is set forth in Schedule 6 attached hereto. The resulting Quarterly Price in effect between the Effective Date and December 31, 2007, shall be equal to the Base Price adjusted by the average *** Adjustment Factor applicable to the fourth calendar quarter for the immediately preceding ***.
     Section 4.2 Quarterly Price. The price paid by Purchaser for Product delivered during any calendar quarter during the Term shall be the Quarterly Price. Within twenty (20) days after the end of every calendar quarter, Seller and Purchaser shall compute the Final Quarterly Price.

If the Final Quarterly Price is greater than the Quarterly Price paid for such calendar quarter, then Purchaser shall remit to Seller the additional amount owed by Purchaser within fifteen (15) days after the calculation. If the Final Quarterly Price is less than the Quarterly Price paid for such calendar quarter, then Seller shall remit to Purchaser the amount of such overage, and if Seller fails to remit such amount within fifteen (15) days after the calculation of such overage, Purchaser shall have the right to offset the overage against amounts next due and owing to Seller under this Agreement. An example of the pricing mechanism set forth herein is set forth on Schedule 7 attached hereto.
ARTICLE V
DELIVERY, FORCE MAJEURE AND PAYMENT
     Section 5.1 Delivery, Scaling and Weighing.
     (a) No later than each November 1 during the Term, Purchaser shall propose to Seller a target quarterly delivery schedule with respect to the Obligated Volume for the upcoming Harvest Year. The parties shall work together to jointly develop a mutually acceptable quarterly delivery schedule for such Harvest Year (the “Delivery Plan”), which Delivery Plan shall be agreed upon no later than December 1. The quarterly volumes set forth in the Delivery Plan will be based on Purchaser’s targeted quarterly inventory volumes for the Mill but will fall within the percentage ranges for Obligated Volume set forth below:

Calendar Quarter	Percentage of Obligated Volume
1	***
2	***
3	***
4	***
     (b) The parties recognize a mutual benefit to produce and accept Product as consistently as possible with such Delivery Plan. Seller shall use commercially reasonable efforts to dispatch deliveries on a relatively even flow basis within each calendar quarter of the Harvest Year. It is understood and agreed that material deviations to the Delivery Plan may occur due to weather conditions or other unforeseen events. In such event, quarterly deliveries may be less than the Delivery Plan’s applicable quarterly volume by up to *** (the total percentage of such variance being the “Quarterly Delivery Variance”).
     (c) In the event the Quarterly Delivery Variance during any quarter *** of the total volume required to be delivered during such quarter under the applicable Delivery Plan, Purchaser may purchase Products or substitutes therefor (in either case, “Substitute Products”)

from any third party in sufficient volumes to equal the Quarterly Delivery Variance at current fair market prices for the applicable Products. If Purchaser purchases such Substitute Products, Seller, in lieu of the remedies set forth in Section 9.4, shall promptly pay Purchaser the difference between the highest price paid by Purchaser for the corresponding volume of such Substituted Products and the applicable Quarterly Price. If Seller fails or refuses to pay such amount to Purchaser within ten (10) days after Purchaser’s request therefor, Purchaser shall have the right to offset such amount against amounts next due and owing to Seller by Purchaser hereunder. The applicable Obligated Volume shall be reduced by the volume of Substitute Products purchased by Purchaser.
     (d) In the event the quarterly deliveries exceed the Delivery Plan’s applicable quarterly volume by more than ***, any such volume delivered by Seller in excess of such *** threshold shall be sold at a price agreed upon by Purchaser and Seller at the time of such delivery, and, unless agreed to by Purchaser in writing, such excess volume shall not be applied against the Obligated Volume.
     (e) If there is a negative annual variance at the end of any Harvest Year, Purchaser shall have the right either to deduct the amount of such negative variance from the applicable Obligated Volume or to require Seller to deliver such variance from the Delivery Plan (the “Carryover Volume”) in the first quarter of the following Harvest Year, at a price equal to the lower of: (i) the lowest Final Quarterly Price for all quarters during the previous Harvest Year, or (ii) the final Quarterly Price for the calendar quarter in which the Carryover Volume is delivered. Any delivery in the following Harvest Year will first be counted towards meeting the Carryover Volume requirement. Deliveries during the fourth quarter shall only be applied against the then current Harvest Year’s delivery requirements. The parties shall work together in good faith to adjust delivery schedules to accommodate temporary or unforeseen hardships for either party. Each party shall notify the other party of any anticipated delays as soon as such delay is anticipated.
     (f) Unless otherwise agreed to in writing by Purchaser, any portion of the Annual Harvest Volume harvested within the Primary Delivery Zone shall be delivered to the Mill or such other Delivery Point designated by Purchaser in accordance herewith until the Obligated Volume for such Harvest Year has been fully met. Prior to delivering Product to a Delivery Point from the Secondary Delivery Zone with respect to a Delivery Point, Seller must obtain the written consent of Purchaser, which consent may be withheld in Purchaser’s reasonable discretion, unless such delivery was contemplated by the Delivery Plan for such Harvest Year. Any Product delivered by Seller from within a Secondary Delivery Zone in accordance with the preceding sentence shall be subject to a Freight Adjustment.
     (g) Purchaser may elect, in its sole discretion and upon seven (7) days’ prior written notice to Seller, to redirect the delivery of all or a portion of the Product to be delivered by Seller hereunder to another Delivery Point, provided that if the new Delivery Point is located more than *** road miles from the harvested tract, such redirected portion of the Product shall be subject to a Freight Adjustment. Subject to Purchaser’s prior written consent, exercisable in Purchaser’s reasonable discretion, Seller may redirect the delivery of all or a portion of the Product to be delivered by Seller hereunder to a Delivery Point other than the Delivery Point required under the applicable Delivery Plan.

     (h) All Product subject to this Agreement shall be delivered to Purchaser F.O.B. to the designated Delivery Point during the regular business hours of such Delivery Point. Risk of loss and title to the Product shall pass from Seller when the Product is unloaded and accepted by Purchaser pursuant to the terms hereof. All Product delivered hereunder by Seller shall be scaled or weighed by Purchaser, or its designee, upon delivery at the respective Delivery Point using privately verified scales, which data shall be recorded by the scaler (or weigher) on scale or weight tickets and a copy of each ticket shall be given to Seller or its designated representative. Additional information reasonably required by the parties from time to time or by state law, including but not limited to origin by tract location of delivered Product, shall also be included on the scale ticket or provided in such other format as may be reasonably requested by Purchaser. Seller shall (i) adhere to Purchaser’s requirements for delivery as are established from time to time to conform with changes in law, forestry practices and Purchaser’s operational requirements, provided such adjustments are comparable to industry standards and are similar to those required by Purchaser of its other suppliers and (ii) comply with all applicable laws, rules and regulations.
     (i) If the volume of Product in the Primary Delivery Zone is sufficient to satisfy the Obligated Volume, Purchaser may purchase a volume of Juvenile Wood such that the percentage of Juvenile Wood contained in such Product is less than the Annual Juvenile Wood Percentage for such Harvest Year; provided, however, Seller shall have the right to deliver, without any otherwise applicable Freight Adjustment, such additional amount of Juvenile Wood from the Secondary Delivery Zone as may be necessary to achieve the Annual Juvenile Wood Percentage. Under no circumstances shall Purchaser be required to purchase Juvenile Wood during any Harvest Year in excess of the amount equal to the product of (x) the Annual Juvenile Wood Percentage for such Harvest Year multiplied by (y) the Obligated Volume. Any volume of Juvenile Wood in excess of the volume of Juvenile Wood purchased by Purchaser pursuant to the first two (2) sentences of this Section 5.1(i) may be acquired by Purchaser, at Purchaser’s sole election, at a price to be negotiated by Purchaser and Seller, but shall not count against the Obligated Volume unless otherwise approved in writing by Purchaser.
     Section 5.2 Force Majeure. Subject to the provisions of this Section 5.2, neither party shall be liable hereunder, and performance shall be excused, for a delay in or failure of performance of its obligations hereunder caused by a Force Majeure event, provided, however, no excuse for performance due to a Force Majeure delay under this Section 5.2 shall be effective unless the party experiencing such delay shall have notified the other party of the delay within ten (10) days of the event giving rise to such delay, unless the failure to provide this notice has not caused prejudice to the other party, in which event excuse for performance shall be effective. To the extent performance has been excused, neither party shall be required to make up performance which has been excused upon termination or expiration of the Force Majeure event. The parties shall use commercially reasonable efforts to mitigate the effects of the Force Majeure event, and if the cause of Force Majeure can be minimized or remedied, the parties shall use reasonable best efforts to do so promptly.
     (a) Notwithstanding anything herein to the contrary, if, as a result of a Force Majeure event pursuant to which a delay in Seller’s performance is excused hereunder, or for any other reason deliveries from Seller are reduced to the extent Purchaser cannot maintain its scheduled Products inventory at the Mill, Purchaser shall, upon notice to Seller, have the right to obtain Substitute Products from sources other than Seller until such time as Seller is again able to commence the delivery of Product to Purchaser. After Seller gives notice to Purchaser that it is again able to commence delivery of Product pursuant to the terms of this Agreement, Purchaser shall notify Seller of any commitments for Substitute Products that Purchaser has entered into. Purchaser shall not be required to accept from Seller the amount by which the Products volume was reduced until such time as Purchaser has accepted delivery of all Substitute Products contracted by Purchaser, provided that no such contract for Substitute Products shall be for a term longer than one (1) month without consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
     (b) Notwithstanding anything herein to the contrary, if, as a result of a Force Majeure event pursuant to which Purchaser cannot accept the quantity of Products provided for herein, Purchaser shall promptly so notify Seller, and Seller shall thereafter have the right to contract for the sale of any such Products Purchaser is unable to accept. Upon notice from Purchaser to Seller that Purchaser is again able to accept such Products, Seller will notify Purchaser of any commitments for the sale of Products that Seller has entered into and Seller shall not be required to deliver, or make available, as the case may be, such Products to Purchaser until Seller has provided all Products contracted by Seller, provided that no such Agreement shall be entered into for a term longer than one (1) month without the written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If a Force Majeure event prevents operation of the Mill or any portion thereof, Purchaser will use its commercially reasonable efforts, within sixty (60) days of such event or as soon thereafter as reasonably practicable, to notify Seller of whether Purchaser intends to continue the operations of the Mill and the anticipated date such operations will begin. In the event Purchaser has not reassigned some or all of the Products applicable to the Mill to another Delivery Point in accordance herewith, then, within six (6) months after the shutdown of the Mill or portion thereof, either Purchaser or Seller may terminate this Agreement with respect to the portion of the Products that has not been reassigned upon thirty (30) days written notice.
     Section 5.3 Change in Mill Operations. Purchaser shall have the right to substantially curtail production at the Mill at Purchaser’s sole discretion. In the event production at the Mill is, or Purchaser determines will be, reduced by more than *** for more than thirty (30) days, as measured against normal and customary operations, upon ninety (90) days’ prior notice to Seller of such curtailment of production, the Obligated Volume and the Obligation Floor shall be appropriately reduced until such curtailment expires, and Seller may sell to other purchasers an amount of Product equal to the reduced portion of Obligated Volume.
     Section 5.4 Payment. Purchaser shall pay Seller within fifteen (15) days after the date of delivery of Product to the designated Delivery Point.
ARTICLE VI
TERM
     Section 6.1 Term. Unless this Agreement is earlier terminated pursuant to Section 6.3 or Article IX hereof, this Agreement shall commence on the Effective Date and shall expire at midnight on the date which is twenty (20) years after the Effective Date (said period, as the same may be extended pursuant to Section 6.2 below, the “Term”).

     Section 6.2 Extension of Term. Provided that no Purchaser Event of Default exists at the time Purchaser elects to extend the Term pursuant to this Section 6.2, Purchaser shall have one (1) option (the “Option”) to extend the Term of this Agreement for a period of *** years (the “Initial Option Period”). Purchaser may exercise the Option to extend the Term, in its sole discretion, by giving written notice to Seller of its election to extend the Term at least *** prior to the then-current expiration date of the Term. Upon the expiration of the Initial Option Period and upon the expiration of each successive *** period thereafter (each such successive *** period a “Renewal Period”), unless either party gives written notice to the other party, at least *** prior to the expiration of the Initial Option Period or the Renewal Period, as the case may be, of its election not to renew this Agreement, this Agreement shall renew automatically for an additional Renewal Period.
     Section 6.3 Termination. In addition to Purchaser’s other rights to terminate this Agreement set forth herein, Purchaser may, in its sole discretion, terminate this Agreement upon the occurrence of a Change Event by giving not less than *** prior written notice of its election to terminate this Agreement.
     Section 6.4 Effect of Termination. Upon the earlier of the expiration of the Term or the termination of this Agreement pursuant to Article IX, this Agreement will become null and void and have no further force and effect; provided, however, that the provisions of Articles IX and X hereof shall survive the expiration or termination of this Agreement and remain in full force and effect; provided, further that no termination or expiration of this Agreement shall relieve either party of any obligation accrued prior to the effective date of expiration or termination, or of any liability for any breach of this Agreement by such party prior to the date of such termination.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     Section 7.1 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that the statements contained in this Section 7.1 are correct and complete as of the Effective Date.
     (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all necessary corporate power and authority to (i) conduct its business as it is presently being conducted, (ii) execute this Agreement and (iii) perform its obligations and consummate the transactions contemplated hereby. Purchaser is duly qualified to do business in the States of Texas and Louisiana and the failure to be qualified to do business in any other jurisdiction would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Purchaser or Purchaser’s ability to perform its obligations under this Agreement.
     (b) All corporate and other actions or proceedings to be taken by or on the part of Purchaser to authorize and permit the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and to consummate the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser. Upon execution by Purchaser of this Agreement, assuming the valid authorization, execution and delivery by Seller of this Agreement, this Agreement shall constitute a legal, valid and binding obligation of Purchaser that is enforceable against Purchaser in accordance with its terms.
     (c) The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not result in a breach or violation of, or default under: (i) any judgment, order, injunction, decree or ruling of any governmental authority applicable to Purchaser or any of its assets; (ii) to Purchaser’s knowledge (as defined below), any applicable statute, law, ordinance, rule or regulation; (iii) the terms, conditions or provisions of Purchaser’s certificate of incorporation, bylaws or any standing resolution of its Board of Directors; or (iv) any note or other evidence of indebtedness, mortgage, deed of trust, indenture, or other agreement or instrument to which Purchaser is a party or by which Purchaser may be bound, except for any such breach, violation or default that would not materially adversely affect the ability of Purchaser to perform its obligations hereunder.
     (d) There are no approvals, consents, permits or registration requirements with respect to any applicable governmental authority or any other Person that are or will be necessary for the valid execution and delivery by the Purchaser of this Agreement or the performance of its obligations hereunder.
     As used in this Section 7.1, the term “Purchaser’s knowledge” means the actual knowledge, without inquiry, of Morris Davis or George Vorpahl.
     Section 7.2 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the statements contained in this Section 7.2 are correct and complete as of the Effective Date.
     (a) Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary power and authority to (i) conduct its business as it is presently being conducted, (ii) execute this Agreement and (iii) perform its obligations and consummate the transactions contemplated hereby. Seller is duly qualified to do business in the States of Texas and Louisiana, and the failure to be qualified to do business in any other jurisdiction would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Seller.
     (b) All actions or proceedings to be taken by or on the part of Seller to authorize and permit the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and to consummate the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller. Upon execution by Seller of this Agreement, assuming the valid authorization, execution and delivery by Purchaser of this Agreement, this Agreement shall constitute a legal, valid and binding obligation of Seller that is enforceable against Seller in accordance with its terms.
     (c) The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not result in a breach or violation of, or default under: (i) any judgment, order, injunction, decree, or ruling of any court or governmental authority applicable to Seller or any of its assets; (ii) to Seller’s knowledge (as defined below), any statute, law, ordinance, rule or regulation; (iii) the terms, conditions, or provisions of Seller’s bylaws, charter, or other documents of governance; or (iv) any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other agreement or instrument to which Seller is a party or by which Seller may be bound, except for any such breach, violation or default that would not materially adversely affect the validity or enforceability of this Agreement or the ability of Seller to perform its obligation hereunder.
     (d) There are no approvals, consents, permits or registration requirements with respect to any applicable governmental authority or any other Person that are or will be necessary for the valid execution and delivery by the Seller of this Agreement or the performance of its obligations hereunder.
     (e) Seller has good and marketable title to the Products free and clear of all Liens, except for such Liens that would not otherwise materially adversely affect Purchaser’s rights in and to the Products delivered, or made available, to Purchaser pursuant to this Agreement. Seller shall pay, or cause to be paid, all severance taxes or other levies upon or incident to the production and delivery of Products hereunder which will or may constitute a Lien thereon or on any products manufactured therefrom.
     As used in this Section 7.2, the term “Seller’s knowledge” means the actual knowledge, without inquiry, of Jerry Brodie.
ARTICLE VIII
SELLER’S MANAGEMENT
     Section 8.1 Seller’s Management. Except as expressly provided otherwise in Section 2.5, Seller will be responsible for the designation, layout and timing of harvest areas, logging and transportation to the designated Delivery Point, and all other activities associated with ownership of the Property. Seller agrees to manage the Property in accordance in all material respects with applicable state best management practices for forestry and in a manner that meets the minimum requirements for compliance with SFI Standards, including providing third party certification of same, or such other third party certification program as is approved in writing from time to time by Purchaser. Seller’s contracts with logging professionals that produce and deliver Product under this Agreement shall require that they (i) maintain logger training and continuing education requirements in accordance with Sustainable Forestry Initiative State Implementation Committee standards, or such other third party certification organization standards approved in writing by Purchaser, and (ii) comply with applicable state best management practices for forestry and all applicable laws, including, without limitation, any weight restriction laws, ordinances or regulations, and Seller shall use diligent, good faith efforts to ensure compliance with such requirements. Following written request by Purchaser, Seller shall collect and provide Purchaser with tract identification information for all Product delivered in accordance herewith. Seller shall keep evidence of compliance with the terms of this Section 8.1 during the Term, which should include copies of education certificates and any other appropriate evidence of compliance. Seller will act in good faith and use its commercially reasonable efforts to cause all Products to meet the applicable Specifications.

ARTICLE IX
DEFAULT AND DISPUTE RESOLUTION
     Section 9.1 Default by Purchaser. The following events shall constitute events of default by the Purchaser (each a “Purchaser Event of Default”):
     (a) Purchaser fails to pay as and when due any amount payable by it under this Agreement, and any such failure remains uncured fifteen (15) days after written notice thereof has been delivered to Purchaser;
     (b) Purchaser fails to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, and any such failure remains uncured for thirty (30) days after written notice thereof has been delivered to Purchaser; or
     (c) Any representation or warranty of Purchaser under this Agreement is incorrect in any material respect.
If any Purchaser Event of Default occurs and continues fifteen (15) days after such initial written notice thereof has been given to Purchaser, then Seller may, by written notice to Purchaser, in addition to Seller’s other remedies available herein in equity, at law, or otherwise, suspend delivery of Product otherwise deliverable to Purchaser pursuant to the terms of this Agreement, and deliver such Product to an alternate third-party purchaser at a price reasonably consistent with then-existing market conditions (such Product counting toward the applicable Obligated Volume); provided that Purchaser shall be liable in the event of such delivery to an alternate purchaser for the difference between the applicable Quarterly Price for such Product and the price actually paid to Seller by such alternate third-party purchaser for such Product. If any Purchaser Event of Default occurs and continues fifteen (15) days after a second written notice thereof has been given to Purchaser upon or after expiration of the initial 15-day cure period, then Seller may, by written notice to Purchaser, in addition to Seller’s other remedies available herein, in equity, at law, or otherwise, (i) terminate this Agreement, or (ii) pursue specific performance of this Agreement.
     Section 9.2 Default by Seller. The following events shall constitute events of default by the Seller (each a “Seller Event of Default”):
     (a) Seller fails to pay as and when due any amount payable by it under this Agreement, and any such failure remains uncured fifteen (15) days after written notice thereof has been delivered to Seller;
     (b) Seller fails to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, and any such failure remains uncured thirty (30) days after written notice thereof has been delivered to Seller;
     (c) Any representation or warranty of Seller under this Agreement is incorrect in any material respect;

     (d) Seller fails to deliver in any calendar quarter, at least ninety percent (90%) of the applicable quarterly volume in the Delivery Plan; or
     (e) Seller fails to deliver at least ninety percent (90%) of the Obligated Volume in any Harvest Year.
If any Seller Event of Default occurs and continues fifteen (15) days after such initial written notice thereof has been given to Seller, then Purchaser may, by written notice to Seller, in addition to Purchaser’s other remedies available herein in equity, at law, or otherwise, suspend acceptance of Product otherwise deliverable to Purchaser pursuant to the terms of this Agreement, and accept such Product from an alternate third-party supplier at a price reasonably consistent with then-existing market conditions (such Product counting toward the applicable Obligated Volume); provided that Seller shall be liable in the event of such acceptance from an alternate supplier for the difference between the applicable Quarterly Price for such Product and the price actually paid by Purchaser to such alternate third-party supplier for such Product. If any Seller Event of Default occurs and continues fifteen (15) days after a second written notice thereof has been given to Seller upon or after expiration of the initial 15-day cure period, then Purchaser may, by written notice to Seller, in addition to Purchaser’s other remedies available herein, in equity, at law, or otherwise, (i) terminate this Agreement, or (ii) pursue specific performance of this Agreement.
     Section 9.3 Specific Performance. With respect to Purchaser’s and Seller’s rights to seek specific performance pursuant to Sections 9.1 and 9.2, each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the terms of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled hereunder.
     Section 9.4 Liquidated Damages. Without limiting the rights and remedies set forth in Section 9.2 and Section 9.3, in the event of a Seller Event of Default due to Seller’s failure or inability, for any reason other than Force Majeure, to timely deliver the volumes of Product as required under this Agreement, then Purchaser may elect, in addition to any other rights Purchaser may have under Section 9.2 and Section 9.3, to require Seller to pay to Purchaser, as liquidated damages and not as a penalty, an amount equal to the difference between any cover price paid by Purchaser and the unpaid price under this Agreement plus *** of such amount. If Seller fails or refuses to pay such amount to Purchaser within ten (10) days after Purchaser’s request therefor, Purchaser shall have the right to offset such amount against amounts next due and owing to Seller by Purchaser hereunder. In the event of a Seller Event of Default, each party hereby waives the right to recover incidental, consequential or punitive damages from the other party hereto.
     Section 9.5 Assignment of Agreement. In the event of a Seller Event of Default that remains uncured fifteen (15) days after the second written notice given pursuant to Section 9.2, Seller shall, not later than five (5) days after receiving a written request from Purchaser, assign to

Purchaser all of Seller’s rights, interests and obligations in and under the Master Stumpage Agreement and Purchaser shall assume the obligations of Seller thereunder from and after the date of such assignment, provided, however, that Seller shall remain responsible (and Purchaser shall not be responsible) for any obligations of Seller thereunder arising prior to such assignment. Notwithstanding the foregoing, Purchaser may, at Purchaser’s option, elect to pay any outstanding invoices payable by Seller under the Master Stumpage Agreement, in which event Purchaser shall have recourse against Seller for any amounts so paid, including, without limitation, the right to offset any such amounts against amounts payable by Purchaser to Seller hereunder.
     Section 9.6 Dispute Resolution.
     (a) In the event of any dispute, claim, question or disagreement arising from or relating to this Agreement or the breach thereof, each party shall use its commercially reasonable efforts to settle the dispute, claim, question or disagreement. To this effect, upon written notice from either party to the other party requesting that discussions be initiated (a “Dispute Notice”), Purchaser and Seller shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the parties. If Purchaser and Seller do not reach such a solution within a period of fifteen (15) days after delivery of such Dispute Notice, the parties shall have all rights and remedies set forth in this Agreement or otherwise available under applicable law. If the parties mutually agree to arbitrate a dispute, then the applicable dispute, claim or controversy shall be submitted to resolution in the following manner:
     (i) Arbitration shall be according to the rules of the AAA (but not administered by AAA), except as herein modified by the parties or otherwise as agreed to by the parties.
     (ii) Within ten (10) days of the agreement of the parties to arbitrate, each party will select an arbitrator, notify the other party of its selection and submit to the other party and its selected arbitrator its position regarding such claim, dispute or controversy. Within ten (10) days after such notice, the respective arbitrators will select a third arbitrator as the chairman of the panel (the “Panel Chairman”). The arbitrators selected by Purchaser and Seller, together with the Panel Chairman, shall be, collectively, referred to herein as the “Panel.”
     (iii) All arbitrators on the Panel shall have experience in the business of producing, procuring and selling forest products in the Southern region of the United States. Furthermore, the Panel Chairman shall be a forestry professional with at least ten (10) years of experience in Southern timber harvesting practices who has not performed any work as an employee or consultant for either party during the previous five (5) years, unless otherwise agreed upon by Purchaser and Seller.
     (iv) A majority decision of the Panel and resolution must be reached within fifteen (15) days after the selection of the Panel Chairman. Decisions of the panel must be in writing and will be final and binding upon the parties, and judgment may be entered thereon by any court having jurisdiction.

     (b) Notwithstanding anything to the contrary contained in Section 9.6(a), above, Seller and Purchaser agree to submit any dispute as to Base Price, Quarterly Price, Final Quarterly Price, Freight Adjustment or any other dispute with respect to price (a “Price Dispute”) to binding arbitration to be resolved by a Panel selected in accordance with the provisions of Section 9.6(a)(ii) above, which Panel shall act in accordance with the following procedure:
(i)	Within fifteen (15) days after the selection of the Panel, each party will submit in writing to the Panel its position with respect to the price or cost in dispute and any materials such party wishes to submit supporting the use of the proposed purchase and sale price.

(ii)	Within fifteen (15) days following the submission of the position of each party, the Panel will choose one of the two submitted positions (and no other) based upon the Panel’s determination of the position that better reflects the actual market price or cost at issue. If only one position is submitted, the Panel will choose such position.

(iii)	The Panel shall assess the costs of such arbitration and reasonable attorney fees against the party whose position was not chosen or who did not submit a position.
During the arbitration proceedings of any Price Dispute, the Price for the purchase and sale of such Product for the calendar quarter in question shall be the average of the two submitted prices and Seller shall continue to deliver Product and Purchaser shall continue to accept Product as otherwise required by this Agreement. Upon the resolution of such Price Dispute, Purchaser and Seller agree to adjust the Price for any Product sold by Seller and purchased by Purchaser during such arbitration proceeding to reflect the Price as determined by the Panel and promptly reimburse each other accordingly to effect such adjustment.
     (c) Except as provided in Section 9.6(b), above, each party shall bear its own cost of presenting its case, and one-half of the cost incurred by the Panel.
     (d) The parties and the Panel shall treat the proceedings, any resolution thereof and any related discovery as confidential, except in connection with a judicial challenge to, or enforcement of, an award and unless otherwise required by law.
ARTICLE X
INDEMNITY AND INSURANCE
     Section 10.1 Purchaser’s Indemnity. Purchaser shall defend, indemnify and hold harmless the Seller, its Affiliates and their assignees, subcontractors, members, shareholders, directors, officers, managers, partners, employees, agents and consultants (each, a “Seller Indemnitee”), from and against all claims and causes of action, pending or threatened, of any kind or nature, by third parties, related to or arising out of any bodily injury to, or death of, any Person, or any physical damage to tangible property, resulting from, or attributable to,

Purchaser’s breach of this Agreement or the negligent or intentional wrongful acts or omissions of Purchaser, its Affiliates or any of their employees, agents or contractors; except to the extent such injury or damage also results in part from the negligent or intentionally wrongful act or omission of any Seller Indemnitee. Notwithstanding anything herein to the contrary, Purchaser shall indemnify any Seller Indemnitee for any incidental, consequential or punitive damages that such Seller Indemnitee is required to pay to any third party as a result of such breach, act or omission of Purchaser, its Affiliates or any of their employees, agents or contractors.
     Section 10.2 Seller’s Indemnity. Seller shall defend, indemnify and hold harmless the Purchaser, its Affiliates and their assignees, subcontractors, members, shareholders, directors, officers, managers, partners, employees, agents and consultants (each, a “Purchaser Indemnitee”), from and against all claims and causes of action, pending or threatened, of any kind or nature, by third parties, related to or arising out of any bodily injury to, or death of, any Person, or any physical damage to tangible property, resulting from, or attributable to, Seller’s breach of this Agreement or the negligent or intentional wrongful acts or omissions of Seller, its Affiliates or any of their employees, agents or contractors; except to the extent such injury or damage also results in part from the negligent or intentionally wrongful act or omission of any Purchaser Indemnitee. Notwithstanding anything herein to the contrary, Seller shall indemnify any Purchaser Indemnitee for any incidental, consequential or punitive damages that such Purchaser Indemnitee is required to pay to any third party as a result of such breach, act or omission of Seller, its Affiliates or any of their employees, agents or contractors.
     Section 10.3 Insurance. Each party, and any contractors engaged by or on behalf of such party, will keep in effect during the Term, at its sole expense, the following insurance coverages:
     (a) Comprehensive general liability insurance with limits not less than $2,000,000 for bodily injury to one person, $2,000,000 for bodily injury to any group of persons as a result of one occurrence, and $2,000,000 for property damage; provided, however each party’s contractors’ policies shall provide coverage for general liability with limits not less than $1,000,000 per occurrence bodily injury liability and property damage liability combined and $1,000,000 in the aggregate;
     (b) Commercial Auto Liability insurance with limits not less than $1,000,000 combined single limits insuring “Any Auto” or “All Owned Autos,” “Hired Autos” and “Non-owned Autos;”
     (c) Employer’s Liability Insurance with limits not less than the following:
(i)	Each accident — $100,000,

(ii)	Disease (policy) — $500,000, and

(iii)	Disease (each employee) — $100,000; and
     (d) Worker’s compensation insurance, covering all employees, including owners, partners and executive officers, with limits no less than the statutory limits of the state where the work is being performed. Each party’s worker’s compensation policy shall be endorsed to waive all rights of subrogation against the other party and all subsidiaries thereof where permitted by law, and policies shall include excess and stop-gap worker’s compensation coverage for all contractors and subcontractors of the insured party.
     Such policies will name the other party as an additional insured by endorsements to the policies, as if the additional insureds were the named insured, without restrictions. Each party shall provide the other party with Certificates of Insurance throughout the term of this Agreement, as requested.
     Notwithstanding the provisions of Article IX, Purchaser shall have the right to withhold any and all payments for Products or services provided hereunder if Seller does not procure insurance coverage, allows coverage required hereunder to lapse or be cancelled, or does not provide evidence of required insurance in accordance herewith.
     Either party may, at such party’s option and upon no less than ninety (90) days advance written notice to the other party, amend the coverages and policy limits set forth in this Section 10.3 without the consent of the other party, provided that such new coverages and policy limits shall be substantially similar to the coverage requirements imposed generally in the commercial forestry industry in the Southern region of the United States.
     Section 10.4 Notice of Claim. Purchaser and Seller shall immediately give the other party written notice of any alleged claim by a third party arising out of this Agreement or the actions or activities contemplated by this Agreement.
ARTICLE XI
ASSIGNMENT AND TRANSFERS
     Section 11.1 Seller’s Assignment Rights. Any proposed assignment by Seller of its rights and obligations under this Agreement that is subject to Sections 3.3(b) and 3.3(c) of the Support Agreement shall be governed by such provisions. Otherwise, Seller may assign its rights and obligations under this Agreement only to an assignee with the financial and operational capability to fulfill the obligations of Seller hereunder and otherwise satisfactory to Purchaser as determined in its reasonable discretion.
     Section 11.2 Purchaser’s Assignment Rights. Purchaser shall have the right to assign its rights and obligations under this Agreement, in whole or in part, without the prior consent of Seller.
ARTICLE XII
AUDIT RIGHTS
     Section 12.1 Audit Rights. Either party shall have the right to audit the other party’s compliance with the terms of this Agreement, including the terms of Articles 2, 3, 4 and 5 by notifying the party to be audited of the requesting party’s exercise of such right within six (6) months after the end of the Harvest Year for which the requesting party intends to exercise such right. The audited party shall provide the requesting party or its representative with access during normal business hours to all records and other information necessary to complete such audit as are commercially reasonable. Furthermore, the requesting party shall have the right to access the Property or the Mill, as the case may be, and to inspect any and all deliveries of Product for purposes of monitoring the performance of the audited party’s obligations pursuant to the terms herein, including the right to audit. All nonpublic information acquired in the course of either party’s exercise of the audit rights provided for by this Section 12.1 shall be subject to the provisions of Section 14.4.
ARTICLE XIII
NOTICES
     Section 13.1 Notices. All notices required or permitted to be given hereunder shall be in writing, signed by the party giving such notice or its legal counsel, and shall be deemed to be delivered, whether or not actually received, (i) when personally delivered by commercial courier service or other messenger; (ii) three (3) days after being deposited with the United States Postal Service with postage paid for certified delivery with return receipt requested; (iii) when sent by next day business commercial service delivery, or (iv) when transmitted by e-mail evidenced by a confirmatory response e-mail or by facsimile evidenced by a confirmed receipt, with a copy sent by any of the means permitted by clauses (i), (ii) or (iii) above on the same day the e-mail or facsimile transmission is sent by the party giving such notice. For purposes of notice, the addresses of the parties are as follows:

Purchaser:	TIN Inc.
303 South Temple Drive
Diboll, Texas 75941
Attention: Group Vice President Building Products
Facsimile: (936) 829-1248
E-mail: JackSweeny@templeinland.com

Copy to:	Temple-Inland Inc.
1300 S. Mopac Expressway
Austin, Texas 78746
Attention: General Counsel
Facsimile: (512) 434-8051
E-mail: GeorgeVorpahl@templeinland.com

Seller:	CPT LogCo, LLC
c/o The Campbell Group
1 SW Columbia, Suite 1700
Portland, Oregon 97258
Attention: Jerry Brodie
Facsimile: (503) 275-9667
E-mail: JBrodie@campbellgroup.com

Copy to:	Schwabe, Williamson & Wyatt
1211 SW Fifth Avenue, Suite 1800
Portland, Oregon 97204
Attention: Kirk Johansen
Facsimile: (503) 796-2900
E-mail: kjohansen@schwabe.com
or to such other address or addresses as any party may from time to time, upon five (5) business days’ advance written notice to the other party, designate as to itself.
ARTICLE XIV
MISCELLANEOUS
     Section 14.1 Amendments. No amendment or waiver of any provision of this Agreement will in any event be effective unless the same shall be in writing and signed by both parties. This Agreement constitutes the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both oral and written, between the parties with respect thereto.
     Section 14.2 Recording of Agreement. Seller and Purchaser shall cause to be recorded a Memorandum of Agreement against the Property at the appropriate public records office(s) in the jurisdiction(s) in which the Property is located giving notice of the rights of Purchaser under this Agreement. Purchaser agrees to execute and deliver, within thirty (30) days following Seller’s request therefor, appropriate recordable documents reasonably necessary to evidence the release of any portion of the Property that is conveyed or otherwise transferred by Seller pursuant to the terms of this Agreement, and Purchaser consents to the recording of such documents in the appropriate public records office.
     Section 14.3 Compliance with Laws. Each party agrees that its performance of this Agreement shall comply with all applicable federal, state and local laws, rules and regulations, including, without limitation, all Environmental Laws, and that each party shall obtain and maintain in effect all necessary licenses and permits incident to its operations in the performance of this Agreement.
     Section 14.4 Confidentiality. To the fullest extent permitted under applicable law, the parties hereto shall keep the nonpublic terms, conditions and provisions of this Agreement confidential; provided, however, the parties may release information as required by applicable law, and to their respective lenders, partners, employees, consultants and contractors so long as any such party is made aware of the provisions of this Section 14.4.
     Section 14.5 Estoppel Certificates. Both parties agree that within twenty (20) days of the other party’s request for the same, the providing party shall deliver to the requesting party an estoppel certificate in form reasonably satisfactory to the requesting party setting forth (to the extent the providing party may truthfully certify to the same), among other things, that this Agreement is in full force and effect, that, to its knowledge, no breach exists on behalf of the requesting party hereunder, and the portion of the Obligated Volume harvested by Purchaser as of such date.
     Section 14.6 No Waiver; Remedies. No failure on the part of either party to exercise, and no delay in exercising, any right under this Agreement will operate as a waiver thereof; nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right.
     Section 14.7 Accounting Terms. All accounting terms not specifically defined herein will be construed in accordance with United States generally accepted accounting principles consistently applied, except as otherwise stated herein.
     Section 14.8 Binding Effect; Governing Law. This Agreement will be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the conflicts of law principles thereof.
     Section 14.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties may execute this Agreement by signing any such counterpart.
     Section 14.10 Time of the Essence. Time is of the essence of this Agreement.
     Section 14.11 Incorporation of Exhibits and Schedules. All exhibits and schedules referred to in this Agreement are hereby incorporated herein by this reference.
     Section 14.12 Interest. At the election of the payee, any amount not paid when due hereunder, and which remains unpaid for a period of fifteen (15) days or more after written notice of such non-payment to the Person obligated to make such payment, will bear interest at the rate of five percent (5%) above the prime rate, as published in the “Money Rates” table of the Wall Street Journal from time to time, whichever is greater, from the date due until paid; provided, that in no event shall the interest rate exceed the maximum lawful rate allowed under applicable law.
     Section 14.13 Further Assurances. Seller and Purchaser further covenant to cooperate with one another in all reasonable respects necessary to consummate and give effect to the transactions contemplated by this Agreement (including executing and delivering such instruments or other writings as the other party may reasonably request), and each will take all reasonable actions within its authority to secure cooperation of any necessary third parties.
     Section 14.14 Most Favored Status. During the Term, each party to this Agreement shall treat the other on the most favorable basis compared to its other suppliers or purchasers with respect to its sales, purchases and deliveries hereunder or any other matters in the customary operation of its business. Without limiting the generality of the foregoing sentence, during the occurrence of adverse weather conditions or an adverse change in the market that do not amount to a Force Majeure event, (a) Purchaser shall not, to the extent commercially practicable, reduce the volume of Product required to be purchased under this Agreement until such time as Purchaser has ceased acceptance of delivery of similar wood products purchased from other suppliers that are not Affiliates of Seller and (b) Seller shall, to the extent commercially practicable, deliver all Product harvested from the Property to Purchaser, and to no other Person, until such time as the volume requirements for the applicable Delivery Plan have been met.
     Section 14.15 Attorney’s Fees. Except as expressly provided otherwise in Section 9.6, if arbitration, mediation, litigation or any other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted or appealed in connection with any controversy arising out of this Agreement or to interpret or enforce any rights, the prevailing party shall be entitled to recover its attorneys’, paralegals’, accountants’, and other experts’ fees and all other fees, costs, and expenses actually incurred, as determined to be reasonable by the arbitrator(s) or court(s), in addition to all other amounts provided by law. The prevailing party will be deemed to be the party to have won on the issues with the greatest value as determined by the court(s) or arbitrator(s).
     Section 14.16 Severability. Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
     Section 14.17 Captions and Headings. The captions and headings used in this Agreement are for convenience and reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or heading had been used in this Agreement.
     Section 14.18 Construction. The parties agree that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations and equivalent to the terms “including, but not limited to,” and “including, without limitation.” Each party acknowledges that it has had the opportunity to be advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party solely because such party or its representatives were the drafters of any such provision.
     Section 14.19 Relationship. The only relationship between Seller and Purchaser shall be that of vendor and purchaser of the Product to be cut and removed from the Property, and neither party shall in any respect be deemed to be or represent itself to be an agent of the other party. Furthermore, no relationship of employer-employee or master and servant is intended, nor shall it be construed, to exist between the parties, or between any party and any servant, agent, employee and/or supplier of any other party, by reason of this Agreement. Each party shall select and pay its own servants, agents, employees and/or suppliers and neither party nor its servants, agents, employees, or suppliers shall be subject to any orders, supervision or control of the other party.

     Section 14.20 Integration. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter contained herein.
     Section 14.21 Uniform Commercial Code. This Agreement is subject to Section 1.304 of the Business and Commerce Code of Texas.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, sealed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

PURCHASER

TIN INC., a Delaware corporation

By:
Name:
Title:

[Seller Signature Page Follows]

SELLER:

CPT LOGCO, LLC, a Delaware limited liability company

By:
Name:	Stanley G. Renecker
Title:	Authorized Signatory

SCHEDULE 1
SPECIFICATIONS
TIN Inc.
Orange
Purchased Delivered Pine Pulpwood Specifications
June 2007
1) Length: Tree Length (PP): Minimum — ***
Maximum — ***
Interlaced Loads (PP): Minimum — ***
Maximum — ***
Overlapped Loads (PP): Minimum — ***
Maximum —***
***
2) Maximum Diameter ***
3) Top Size: Minimum — ***
4) Fork: ***
5) Crook: ***

6) Burn/Char: ***
7) Rotten Wood: ***
8) Foreign Material: ***
9) Clear Hollows: ***
10) General Quality ***
11) Receiving: ***
***

Schedule 1

SCHEDULE 2
2008 ANNUAL PLAN

Compstand	Est. Year	County	Technique	Harvest Acres	Total PP

***	***	***	***	***	***

Schedule 2

SCHEDULE 3
2008 FORECAST PLAN
2009 Pine Pulpwood Forecast

	Product		Tons

BUNA AREA	Sum of Pine Pulpwood ***		***
	Sum of Pine Pulpwood ***		***

		Total	***

DIBOLL AREA	Sum of Pine Pulpwood ***		***
	Sum of Pine Pulpwood ***		***

		Total	***

PINELAND AREA	Sum of Pine Pulpwood ***		***
	Sum of Pine Pulpwood ***		***

		Total	***

DEQUNICY AREA	Sum of Pine Pulpwood ***		***
	Sum of Pine Pulpwood ***		***

		Total	***

	Total Pine Pulpwood ***		***
	Total Pine Pulpwood ***		***

		Grand Total	***
2010 Pine Pulpwood Forecast

	Total Pine Pulpwood		***
***

Schedule 3

SCHEDULE 4
ANNUAL MINIMUM VOLUME

Annual Minimum Volumes
Minimum Annual PPW Harvest Plan (000 Tons)

YEAR	NTX	STX	LA	CONS	TOTAL
2008	***	***	***	***	***
2009	***	***	***	***	***
2010	***	***	***	***	***
2011	***	***	***	***	***
2012	***	***	***	***	***
2013	***	***	***	***	***
2014	***	***	***	***	***
2015	***	***	***	***	***
2016	***	***	***	***	***
2017	***	***	***	***	***
2018	***	***	***	***	***
2019	***	***	***	***	***
2020	***	***	***	***	***
2021	***	***	***	***	***
2022	***	***	***	***	***
2023	***	***	***	***	***
2024	***	***	***	***	***
2025	***	***	***	***	***
2026	***	***	***	***	***
2027	***	***	***	***	***
2028	***	***	***	***	***
2029	***	***	***	***	***
2030	***	***	***	***	***
2031	***	***	***	***	***
2032	***	***	***	***	***

Schedule 4

SCHEDULE 5
FREIGHT ADJUSTMENT
DEFINITIONS

A	Base Haul Rate $*** per loaded ton-mi as the base $ per loaded ton-mile trucking Cost
B	Benchmark Fuel Price $*** per gallon as the base $ per gallon retail on-highway diesel price
C	Current Fuel Price Based on ***
D	***
E	*** ***
F	Rate Adjustment Factor ***
G	Current Haul Rate ***
HAUL RATE FUEL ADJUSTMENT

Calculation
A	Base Haul Rate	$***
B	Benchmark Fuel Price	$***
C	Current Fuel Price	$***
D	***	***	***
E	***	***
F	Rate Adjustment Factor	***	***
G	Current Haul Rate	$***	***

Schedule 5

SCHEDULE 6
BASE PRICE

			3Q 04			4Q 04			3Q 05			4Q 05			3Q 06			4Q 06			3Q 07
	Louisiana	Zone 1	$	*	**	$	*	**	$	*	**	$	*	**	$	*	**	$	*	**	$	*	**

	Texas	Zone 2	$	*	**	$	*	**	$	*	**	$	*	**	$	*	**	$	*	**	$	*	**

	Texas	Zone 1	$	*	**	$	*	**	$	*	**	$	*	**	$	*	**	$	*	**	$	*	**

Average Delivered using *** Adjustment Factor			$	*	**	$	*	**	$	*	**	$	*	**	$	*	**	$	*	**	$	*	**

															Base Price						$	*	**

*** Adjustment Factor						Average prior three years *** Adjustment Factor																*	**%
***%	LA1
***%	TX2														Quarterly Price						$	*	**
***%	TX1

Schedule 6

SCHEDULE 7
PRICING EXAMPLE
PINE PULPWOOD DELIVERED PRICING TIMETABLE AND PRICE CALCULATION
Pricing process timetable is outlined below:
***
Example pricing calculation:
***

Schedule 7

SCHEDULE 8
DISTINCTIVE SITES

SITE	ACRES	DESCRIPTION	LOCATION

***	***	***	***
***	***	***	***
***	***	***	***
***	***	***	***
***	***	***	***
***	***	***	***
***	***	***	***
***	***	***	***
***	***	***	***
***	***	***	***
***	***	***	***

Schedule 8

SCHEDULE 9
BIOMASS HARVEST LOCATIONS
***

Schedule 9

Exhibit A
Description of Property
***
CONSERVATION BLOCK
***

Exhibit B
Form of Support Agreement
[see attached]

PULPWOOD SUPPORT AGREEMENT
***